Exhibit 99.1

NEWFIELD APPARENT HIGH BIDDER ON SIX BLOCKS IN
GULF OF MEXICO LEASE SALE 198

FOR IMMEDIATE RELEASE

Houston - (March 16, 2006) - Newfield Exploration Company (NYSE:NFX) today announced that it was the apparent high bidder on six of 11 bids submitted in the Central Gulf of Mexico Sale 198 held yesterday by the Minerals Management Service (MMS). Newfield and partners exposed gross bids totaling $55.2 million. Net exposure to Newfield on the apparent high bids is $32.2 million. This includes Newfield’s 50% participation with Anadarko Petroleum Corporation (NYSE:APC) in the second highest individual bid of $34 million for Green Canyon Block 551 in the deepwater Gulf of Mexico. Newfield ranked number four of the top five companies at the sale based on the total amount of apparent high bids. The MMS reserves the right to reject bids and will make a final award of tracts within 90 days.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway in the offshore regions of Malaysia, U.K. North Sea and China.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

Newfield Exploration Company
363 N. Sam Houston Parkway East, Ste. 2020
Houston, TX 77060
http://www.newfield.com
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